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                                                      FOR IMMEDIATE RELEASE

O'SULLIVAN INDUSTRIES SIGNS DEFINITIVE MERGER AGREEMENT

LAMAR, MO., May 18, 1999 -- O'Sullivan Industries Holding, Inc. (NYSE: OSU
- news), today announced that it has entered into a definitive merger agreement with an investment group that includes members of the Company's senior management and Bruckmann, Rosser, Sherrill & Co., Inc. ("BRS").

Under terms of the merger agreement, a company formed by the investor group would acquire the Company for consideration of $17.50 per share in cash and one share of senior preferred stock, redeemable at $1.75 in the year 2011 and accruing dividends at an annual rate of 12%. O'Sullivan's stock on March 24, 1999, the date of the announcement of management's offer to purchase the Company, was $12.625. Including the assumption of debt, the transaction is valued at approximately $350 million plus transaction fees and is intended to be accounted for as a recapitalization for financial reporting purposes.

The O'Sullivan Board of Directors, with management directors abstaining, has unanimously approved the merger. Recommendation for approval of the transaction followed careful consideration by the Special Committee of independent directors of strategic alternatives, including the solicitation of proposals from potential strategic and financial acquirers, and with the advice of the investment banking firm of Salomon Smith Barney and outside counsel, Fried, Frank, Harris, Shriver & Jacobson.

The merger agreement requires approval by the holders of a majority of the Company's common stock. The merger is also subject to other conditions, including certain regulatory approvals. Commitment letters for a bank credit facility and a high yield debt financing have been provided by Lehman Brothers, Inc. A commitment letter for the equity financing has been provided by Bruckmann, Rosser, Sherrill, & Co., L.P. The transaction is estimated to close in the third calendar quarter of 1999.

The forward-looking statements in this release involve risks and uncertainties that are dependent upon a number of factors such as approval of the merger agreement by the stockholders, receiving approval from regulatory agencies, obtaining the required financing, potential unsolicited tender offers from other outside parties, sales levels, product mix, customer acceptance of existing and new products, material cost increases, bankruptcy or loss of significant customers, stock market uncertainties, interest rate fluctuations and other factors, all of which are difficult to predict and most of which are beyond the control of the company. Please review the Company's 10-K and 10-Q reports filed with the Securities and Exchange Commission.

O'Sullivan is a leading designer and manufacturer of furniture. O'Sullivan products are sold primarily through office superstores, mass merchandisers, catalog showrooms, departments stores, home improvement centers and other retailers.

BRS is a private equity investment firm in New York that makes control investments in leveraged buyouts and recapitalizations.

For more information contact:
Terry L. Crump, Executive Vice President & CFO  (417) 682-8379